Exhibit 99.01
DexCom, Inc. Reports First Quarter 2014 Financial Results

SAN DIEGO, CA - (BUSINESS WIRE-May 1, 2014) - DexCom, Inc. (Nasdaq: DXCM) today reported its unaudited financial results as of and for the quarter ended March 31, 2014.

Product revenue grew to $46.7 million for the first quarter of 2014, an increase of approximately 68% from the $27.8 million in product revenue reported for the first quarter of 2013. Total first quarter 2014 revenue, which included development grant and other revenue, grew to $47.1 million, an increase of 59% from the same quarter in 2013. Product gross profit totaled $29.8 million for the three months ended March 31, 2014, compared to a product gross profit of $15.4 million for the three months ended March 31, 2013. The Company reported a net loss of $12.5 million, or $0.17 per share for the three months ended March 31, 2014, compared to a net loss of $11.1 million, or $0.16 per share for the three months ended March 31, 2013. The net loss of $12.5 million for the three months ended March 31, 2014 included $12.0 million in non-cash expenses, comprised primarily of share-based compensation, depreciation, and amortization, compared to the net loss of $11.1 million for the three months ended March 31, 2013, which included $7.2 million in non-cash expenses.

Product cost of sales increased $4.5 million to $16.9 million for the first quarter of 2014 compared to $12.4 million for the same quarter in 2013, primarily due to increased volume of product sales. Total cost of sales totaled $17.3 million for the first quarter of 2014 compared to $13.1 million for the first quarter of 2013. Research and development expense increased by approximately $5.2 million to $14.5 million for the first quarter of 2014 compared to $9.3 million for the first quarter of 2013. Changes in research and development expense included additional payroll costs and $2.1 million in additional non-cash equity-related expenses. Selling, general and administrative expense increased by approximately $9.5 million to $27.6 million for the first quarter of 2014 compared to $18.1 million for the first quarter of 2013, with the change primarily due to additional payroll costs, commissions and $2.3 million in additional non-cash share-based compensation. As of March 31, 2014, the Company had $57.4 million in cash and marketable securities.

Conference Call

Management will hold a conference call today starting at 4:30 p.m. (Eastern Time). The conference call will be concurrently webcast. The link to the webcast will be available on the DexCom, Inc. website at www.dexcom.com by navigating to "About," then "Investor Relations," and then "Events and Webcasts," and will be archived for future reference. To listen to the conference call, please dial (888) 771-4371 (US/Canada) or (847) 585-4405 (International) and use the participant code "37176486" approximately five minutes prior to the start time.

About DexCom, Inc.

DexCom, Inc., headquartered in San Diego, California, is developing and marketing continuous glucose monitoring systems for ambulatory use by people with diabetes and by healthcare providers in the hospital.

Cautionary Statement Regarding Forward Looking Statements

DexCom is a medical device company with a limited operating history. Successful commercialization of the company’s products is subject to numerous risks and uncertainties, including a lack of acceptance in the marketplace by physicians and people with diabetes, the inability to manufacture products in commercial quantities at an acceptable cost, possible delays in the company’s development programs, the inability of people with diabetes to receive reimbursement from third-party payors and inadequate financial and other resources. Certain of these risks and uncertainties, in addition to other risks, are more fully described in the company's quarterly report on Form 10-Q for the period ended March 31, 2014, as filed with the Securities and Exchange Commission on May 1, 2014.

FOR MORE INFORMATION:
Steven R. Pacelli
Executive Vice President, Strategy and Corporate Development
(858) 200-0200
www.dexcom.com

DexCom, Inc.
Consolidated Balance Sheets
(In millions—except par value data)

	March 31, 2014	December 31, 2013
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$45.7	$43.2
Short-term marketable securities, available-for-sale	11.7	11.4
Accounts receivable, net	23.8	26.1
Inventory	8.9	9.0
Prepaid and other current assets	3.5	3.4
Total current assets	93.6	93.1
Property and equipment, net	22.9	20.7
Restricted cash	1.0	1.0
Intangible assets, net	3.4	3.6
Goodwill	3.2	3.2
Other assets	0.8	0.9
Total assets	$124.9	$122.5
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$15.9	$14.1
Accrued payroll and related expenses	11.0	15.1
Current portion of long-term debt	2.2	2.2
Current portion of deferred revenue	0.6	0.7
Total current liabilities	29.7	32.1
Other liabilities	1.1	1.7
Long-term debt, net of current portion	4.1	4.6
Total liabilities	34.9	38.4
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, 5.0 shares authorized; no shares issued and outstanding at March 31, 2014 and December 31, 2013, respectively	—	—
Common stock, $0.001 par value, 100.0 authorized; 75.1 and 74.8 issued and outstanding, respectively, at March 31, 2014; and 72.8 and 72.5 shares issued and outstanding, respectively, at December 31, 2013	0.1	0.1
Additional paid-in capital	577.9	559.5
Accumulated other comprehensive loss	(0.1)	(0.1)
Accumulated deficit	(487.9)	(475.4)
Total stockholders’ equity	90.0	84.1
Total liabilities and stockholders’ equity	$124.9	$122.5

DexCom, Inc.
Consolidated Statements of Operations
(In millions—except per share data)
(Unaudited)

	Three Months Ended March 31,
	2014	2013
Product revenue	$46.7	$27.8
Development grant and other revenue	0.4	1.8
Total revenue	47.1	29.6
Product cost of sales	16.9	12.4
Development and other cost of sales	0.4	0.7
Total cost of sales	17.3	13.1
Gross profit	29.8	16.5
Operating expenses
Research and development	14.5	9.3
Selling, general and administrative	27.6	18.1
Total operating expenses	42.1	27.4
Operating loss	(12.3)	(10.9)
Interest expense	(0.2)	(0.2)
Net loss	$(12.5)	$(11.1)
Basic and diluted net loss per share	$(0.17)	$(0.16)
Shares used to compute basic and diluted net loss per share	73.3	69.8